Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Quarter and

Nine Months Ended December 31, 2016 Operating Results

LONGMONT, COLORADO, MARCH 30, 2017 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the quarter and nine months ended December 31, 2016. Total revenue for the quarter was $1.7 million compared to $1.3 million in the same quarter last year. Net loss for the quarter was $8.7 million, or $0.18 per common share, compared to a net loss of $1.4 million, or $0.03 per common share for the same period last year. Quarter results this year included a one-time inventory reserve adjustment of $7.2 million or $0.15 per common share related primarily to the PowerPhase Pro® inventory. This adjustment has no impact on cash.

For the nine months ended December 31, 2016, total revenue grew 8% to $4.1 million compared to $3.8 million in the prior year. Net loss was $13.0 million or $0.27 per common share versus $6.0 million, or $0.14 per common share, for the same period last year.

Joe Mitchell, UQM Technologies’ President and Chief Executive Officer, said, “We decided to take a reserve against our PowerPhase Pro® inventory because, while we have contracted with ITL to purchase the vast majority of this inventory, they have experienced delays in their launch schedule and payment towards the inventory purchase. This inventory has been on our books for over four years since the CODA program and we felt it appropriate to take an inventory reserve at this time.”

Mr. Mitchell continued, “Nonetheless, we still have confidence that our supply agreement with ITL is secure and we will continue to support them with their vehicle applications. This one-time adjustment does not alter our strategy in any way. We entered 2017 with the strongest backlog we have seen in years. We recently obtained a bank line of credit that secures our cash position for at least the next year. We are excited about our inroads in China, our recently announced development partnership with Meritor, and the progress we are making to identify a strategic partner to support our global expansion efforts.”

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter and nine months ended December 31, 2016. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “73316281” to access the call. International callers should dial +1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 and enter replay code “73316281#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

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Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

	Nine months ended December 31,		Year ended March 31,
	2016	2015	2016
		(Unaudited)
Revenue:
Product sales	$3,491,859	$3,374,057	$4,592,852
Contract services	631,136	428,454	713,947
	4,122,995	3,802,511	5,306,799
Operating costs and expenses:
Costs of product sales	9,526,302	2,533,674	3,343,508
Costs of contract services	538,700	355,803	659,244
Research and development	2,377,195	2,775,400	3,459,746
Selling, general and administrative	4,686,098	4,173,735	5,406,628
Recovery of impaired assets	-	-	(585,800)
Loss on disposal of long- lived assets	39,247	-	-
	17,167,542	9,838,612	12,283,326

Loss from operations	(13,044,547)	(6,036,101)	(6,976,527)

Other income:
Interest income	7,921	4,240	8,122
Other	19,118	24,429	30,054
	27,039	28,669	38,176

Net loss	$(13,017,508)	$(6,007,432)	$(6,938,351)

Net loss per common share - basic
and diluted	$(0.27)	$(0.14)	$(0.16)

Weighted average number of shares of common stock
outstanding - basic and diluted	48,448,718	42,001,299	43,574,137

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC.

AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	December 31,	March 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$2,100,089	$7,030,230
Accounts receivable	1,163,316	481,404
Costs and estimated earnings in excess of billings on uncompleted contracts	29,917	60,296
Inventories	1,749,735	2,271,271
Prepaid expenses and other current assets	259,682	272,597
Total current assets	5,302,739	10,115,798

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,052,740	7,089,332
	13,252,371	13,288,963
Less accumulated depreciation	(7,590,641)	(7,241,769)
Net property and equipment	5,661,730	6,047,194

Patent costs, net of accumulated amortization of $932,564 and $916,960, respectively	213,326	249,414

Trademark costs, net of accumulated amortization of $80,885 and $77,514, respectively	94,955	98,327

Noncurrent inventories	-	6,840,170

Total assets	$11,272,750	$23,350,903

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$809,950	$364,841
Other current liabilities	1,318,941	985,435
Total current liabilities	2,128,891	1,350,276

Other long-term liabilities	141,667	288,889

Total liabilities	2,270,558	1,639,165

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 shares authorized; 48,519,313 and
48,330,286 shares issued and outstanding, respectively	485,193	483,303
Additional paid-in capital	128,409,933	128,103,861
Accumulated deficit	(119,892,934)	(106,875,426)
Total stockholders’ equity	9,002,192	21,711,738

Total liabilities and stockholders’ equity	$11,272,750	$23,350,903

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901